EXHIBIT 99.1

COSINE COMMUNICATIONS ANNOUNCES
FINANCIAL RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005

SAN JOSE, CALIF., October 31, 2005 -- CoSine Communications, Inc. (COSN.PK), a provider of customer support services for managed, network-based IP and broadband service providers, today announced revenues of $785,000 and a net loss of $31,000, or $0.00 per share for the three months ended September 30, 2005, as compared to revenues of $1,088,000 and a net loss of $14.6 million or $1.47 loss per share for the three months ended September 30, 2004. For the nine months ended September 30, 2005, CoSine reported revenues of $2.4 million and a net loss of $1.5 million or $0.15 loss per share as compared to revenues of $8.l million and a net loss of $31.7 million or $3.17 loss per share in the nine months ended September 30, 2004.

During the quarter, CoSine announced that the board of directors, after an extensive review of strategic alternatives, had approved a plan to redeploy CoSine’s existing resources to identify and acquire new business operations, while continuing to provide support to CoSine’s existing customers and continuing to offer CoSine’s intellectual property for license or sale. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that the Company will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Also during the quarter, CoSine announced the adoption of a share purchase rights plan, whose primary purpose is to preserve CoSine’s existing and projected net operating losses (NOLs). Cosine’s redeployment strategy is based in part on its ability to realize future cash flow benefits from its NOLs. The share purchase rights plan is designed to reduce the likelihood that an ownership change will impair the availability of CoSine’s NOLs. CoSine had over $300 million in NOLs at December 31, 2004.

About Cosine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. Currently, CoSine's business consists primarily of a customer service capability operated under contract by a third party.

Safe Harbor Warning

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine's expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. The company uses words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, Cosine’s ability to identify and effectuate desirable strategic alternatives, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring possible strategic alternatives and opportunities and to any specific strategic alternative or opportunity selected by CoSine and the continued downturn in the telecommunications industry and slow development of the market for network-based IP services, all as may be discussed in more detail in the section entitled "Risk Factors" on pages 31 through 36 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in the Quarterly Reports on Form 10-Q that we file during fiscal year 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

Terry Gibson
(408) 236-7518
E-mail: Terry.Gibson@Cosinecom.com

CoSine Communications, Inc.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenue:
Product	$—	$452	$216	$5,989
Service	785	636	2,165	2,122
Total revenue	785	1,088	2,381	8,111
Cost of revenue	702	4,441	1,545	7,373

Gross profit (loss)	83	(3,353)	836	738

Operating expenses:
Research and development	—	3,709	103	13,316
Sales and marketing	—	3,056	105	9,594
General and administrative	422	1,721	2,825	4,626
Restructuring and impairment charges	—	2,871	(91)	5,214
Total operating expenses	422	11,357	2,942	32,750

Loss from operations	(339)	(14,710)	(2,106)	(32,012)

Interest income and expense and other, net	191	82	470	304

Loss before income tax provision (benefit)	(148)	(14,628)	(1,636)	(31,708)

Income tax provision (benefit)	(117)	(9)	(94)	2

Net loss	$(31)	$(14,619)	$(1,542)	$(31,710)

Basic and diluted net loss per share	$(0.00)	$(1.47)	$(0.15)	$(3.17)

Shares used in computing basic and diluted net loss per share	10,091	9,945	10,095	9,998

CoSine Communications, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2005 (Unaudited)	December 31, 2004 (1)

ASSETS
Current assets:
Cash and cash equivalents	$12,113	$9,203
Short-term investments	10,864	15,710
Accounts receivable, trade	171	1,328
Other receivables	162	483
Prepaid expenses and other current assets	416	949
Total current assets	23,726	27,673
Long-term deposits	310	150
	$24,036	$27,823

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$243	$252
Accrued warranty liability	43	157
Other accrued liabilities	1,011	3,129
Accrued compensation	—	412
Deferred revenue	469	509
Total current liabilities	1,766	4,459
Total liabilities	1,766	4,459

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	538,947	540,028
Notes receivable from stockholders	—	(1,520)
Accumulated other comprehensive income	623	614
Accumulated deficit	(517,301)	(515,759)
Total stockholders' equity	22,270	23,364
	$24,036	$27,823

1  Amounts are derived from the December 31, 2004 audited financial statements.